Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121077 of Alabama Gas Corporation on Form S-3 of our report dated November 15, 2016, relating to the financial statements of Alabama Gas Corporation, appearing in this Annual Report on Form 10-K of Alabama Gas Corporation for the year ended September 30, 2016.

/s/DELOITTE & TOUCHE LLP
Birmingham, Alabama
November 15, 2016